As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-30847

Registration No. 333-57952

Registration No. 333-101233

Registration No. 333-107111

Registration No. 333-119042

Registration No. 333-145218

Registration No. 333-206779

Registration No. 333-206780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-8 REGISTRATION STATEMENT NO. 333-30847

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-57952

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-101233

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-107111

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-119042

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-145218

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-206779

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-206780

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	48-1056429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Kansas Avenue Kansas City, Kansas	66105-1309
(Address of Principal Executive Offices)	(Zip Code)

Epiq Systems, Inc. 1995 Stock Option Plan

2004 Equity Incentive Plan of Epiq Systems, Inc.

Stand-Alone Non-Qualified Inducement Stock Option Agreements

Epiq Systems, Inc. 2015 Inducement Award Plan

Stand-Alone Inducement Restricted Stock Award Agreement

(Full title of the plans)

Jayne L. Rothman

Senior Vice President, General Counsel and Secretary

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105-1309

Phone: (913) 621-9500

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Ana Sempertegui

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Epiq Systems, Inc., a Missouri corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-30847), filed with the SEC on July 8, 1997, pertaining to the registration of 270,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Electronic Processing, Inc. 1995 Stock Option Plan, as amended by Amendment No. 1 to such Registration Statement, filed March 30, 2001;

•	Registration Statement on Form S-8 (No. 333-57952), filed with the SEC on March 30, 2001, pertaining to the registration of 795,000 shares of Common Stock under the Epiq Systems, Inc. 1995 Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-101233), filed with the SEC on November 15, 2002, pertaining to the registration of 1,200,000 shares of Common Stock under the Epiq Systems, Inc. 1995 Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-107111), filed with the SEC on July 17, 2003, pertaining to the registration of 1,580,000 shares of Common Stock under the Epiq Systems, Inc. 1995 Stock Option Plan;

•	Registration Statement on Form S-8 (No. 333-119042), filed with the SEC on September 16, 2004, pertaining to the registration of 3,000,000 shares of Common Stock under the 2004 Equity Incentive Plan of Epiq Systems, Inc. and 300,000 shares of Common Stock relating to inducement awards;

•	Registration Statement on Form S-8 (No. 333-145218), filed with the SEC on August 8, 2007 pertaining to the registration of 3,000,000 shares of Common Stock under the 2004 Equity Incentive Plan of Epiq Systems, Inc. and 645,000 shares of Common Stock relating to inducement awards;

•	Registration Statement on Form S-8 (No. 333-206779), filed with the SEC on September 4, 2015 pertaining to the registration of 200,000 shares of Common Stock under the Epiq Systems, Inc. 2015 Inducement Award Plan and 290,000 shares of Common Stock relating to inducement awards; and

•	Registration Statement on Form S-8 (No. 333-206780), filed with the SEC on September 4, 2015 pertaining to the registration of 83,928 shares of Common Stock relating to an inducement award.

On September 30, 2016, the Company completed its previously announced merger (the “Merger”) with DTI Merger Sub, Inc. (“Merger Sub”), a Missouri corporation and a wholly-owned subsidiary of Document Technologies, LLC, a Georgia limited liability company (“Parent”), pursuant to that certain Agreement and Plan of Merger, dated as of July 26, 2016, by and among the Company, Parent and Merger Sub. The Company was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly-owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 30th day of September, 2016.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman of the Board, Chief Executive Officer and Director

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.